Exhibit 99.1

Multi-Color Corporation Announces

Results for Second Quarter of Fiscal 2011

CINCINNATI, OHIO, November 4, 2010 – Multi-Color Corporation (NASDAQ: LABL) today announced second quarter increases in net revenues and operating income.

“We are pleased to see another quarter of organic revenue growth in North America compared to the respective results in the prior year. This market represents approximately two-thirds of revenues, and while 2009 is a low base, it is good to see a continuing positive trend over last year. Revenue growth has driven earnings growth, supported by lower cost ratios in North America. Our first quarter in Europe via Guidotti CentroStampa in Italy has met expectations and identified further opportunities for revenue and earnings growth,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Second quarter highlights included:

•

On July 1, 2010, the Company closed the acquisition of European wine, spirit & olive oil label specialist, Guidotti CentroStampa S.p.A., based in Tuscany, Italy, for Euro 50.5 million with approximately 80% of the proceeds in the form of cash and 20% in the form of 934,567 shares of Multi-Color stock. The second quarter fiscal 2011 results include the results of CentroStampa.

•

Net revenues increased 26% to $90.6 million from $72.0 million in the prior year quarter. The CentroStampa acquisition contributed $12.1 million or 17% of the revenue increase. The remaining increase was due to a 7% increase in sales volume and mix and a 2% favorable foreign exchange impact. The sales volume increase was primarily due to higher volumes within our North American customer base.

•

Gross profit increased $5.6 million or 44% compared to the prior year quarter. Adjusted for special charges, gross profit increased $6 million or 47%. The CentroStampa acquisition contributed 22% to the adjusted gross profit increase. The remaining increase was due to higher sales volumes, foreign exchange and improved operating efficiencies. Gross margins increased to 20% from 18% of sales revenues compared to the prior year.

•

Selling, general and administrative (SG&A) expenses increased 19% compared to the prior year quarter. Special charges included in SG&A expenses for the second quarter of fiscal 2011 were primarily comprised of $388,000 in severance and accelerated stock compensation charges and $440,000 for acquisition-related expenses. Adjusted for special charges, SG&A expenses increased by 9% compared to the prior year. The increase in adjusted SG&A related to the CentroStampa acquisition was $1 million and represents a 15% increase to adjusted SG&A. The partially offsetting decrease to adjusted SG&A is primarily due to reductions in headcount and other cost decreases.

•

Operating income increased $4.3 million or 71% compared to the prior year quarter. Adjusted for special charges, operating income increased 86% to $11.7 million from $6.3 million. The CentroStampa acquisition contributed 29% to the adjusted operating income increase. The remaining increase in operating income is due primarily to the increase in sales volume, improved operating efficiencies and other cost decreases.

•

Interest expense increased to $2 million compared to $1.3 million in the prior year due primarily to the increase in debt borrowings to finance the CentroStampa acquisition. Also contributing to the increase was the impact of higher interest rates and higher interest expense related to the present value adjustments of various lease and other liabilities.

•

The Company’s effective tax rate was 32% in the second quarter of fiscal 2011 compared to 30% in the same period of the prior year due primarily to an increase in income in higher tax jurisdictions. The Company expects its annual effective tax rate to be approximately 31% in fiscal year 2011.

•

Diluted EPS increased 54% to $0.43 cents per diluted share from $0.28 cents. Excluding the impacts of the special charges noted below, adjusted diluted EPS increased 69% to $0.49 cents per diluted share from $0.29 cents. Adjusted net income increased 86% to $6.6 million compared to $3.5 million in the prior year.

•

As previously announced, on September 8, 2010, the Company entered into a stock purchase agreement to acquire Monroe Etiquette, a French wine label specialist located in Montagny, France. On October 1, 2010, the Company closed the acquisition of 100% of the issued capital shares of Monroe Etiquette for Euro 8 million.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ending September 30, 2010 and 2009. For a reconciliation of adjustments made to Gross Profit, SG&A expenses and Operating Income between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Three Months Ended
	9/30/10 (in thousands)	EPS	9/30/09 (in thousands)	EPS
Net Income and Diluted EPS, as reported	$5,752	$0.43	$3,432	$0.28

Severance and Accelerated Stock Compensation Expense, Net of Tax	264	0.02	—	—

Acquisition Expense, Net of Tax	300	0.02	88	0.01

Inventory Purchase Accounting Charge, Net of Tax	289	0.02	—	—

Facility Closure Expense, Net of Tax	—	—	26	—

Adjusted Net Income and Diluted EPS (Non-GAAP)	$6,605	$0.49	$3,546	$0.29

Nigel Vinecombe said, “We are encouraged by organic revenue growth and our lower cost base so far this fiscal year. As a result, year-to-date adjusted gross profit as a percent of revenues has improved 230 basis points to 20.5%, year-to-date adjusted SG&A as a percent of revenues has declined 50 basis points to 8.3% and therefore, year-to-date adjusted operating income as a percent of revenues improved 280 basis points to 12.2%. However, the first half of our fiscal year is normally our better half due to the seasonality of the business and therefore, maintaining our first half earnings ratio is difficult over a full year. As a result, we remain focused on leveraging our customer, supplier, innovation and best practice opportunities.”

Year-to-date highlights included:

•

Net revenues increased 16% to $164.8 million from $141.6 million. The CentroStampa acquisition contributed 9% of the revenue increase. The remaining increase was due to a 6% increase in sales volume and mix and a 3% favorable foreign exchange impact, partially offset by a 2% unfavorable pricing impact. The sales volume increase was primarily due to higher volumes within our North American customer base. The unfavorable pricing impact was due to reduced pricing schedules associated with new agreements entered into in the second quarter of fiscal 2010 with three of our largest customers.

•

Gross profit increased $7.6 million or 30% compared to the prior year. Adjusted for special charges, gross profit increased $8 million or 31%. The CentroStampa acquisition contributed 11% to the adjusted gross profit increase. The remaining increase was due to higher sales volumes, foreign exchange and improved operating efficiencies. Gross margins increased to 20% from 18% of sales revenues compared to the prior year.

•

Selling, general and administrative (SG&A) expenses increased by 26% compared to the prior year. Adjusted for special charges, SG&A expenses increased by 10% compared to the prior year. The special charges included in SG&A expenses for the six months ending September 30, 2010 were primarily comprised of $1.7 million in severance and accelerated stock compensation charges and $975,000 for acquisition-related expenses. The increase in adjusted SG&A related to the CentroStampa acquisition represents an 8% increase to adjusted SG&A.

•

Operating income increased by $4.3 million or 33% compared to the prior year quarter. Adjusted for special charges, operating income increased 51% to $20.1 million from $13.3 million in the prior year. The CentroStampa acquisition contributed 14% to the adjusted operating income increase. The remaining increase in operating income is due primarily to the increase in sales volume, improved operating efficiencies and other cost decreases.

•

Interest expense increased to $3.3 million compared to $2.5 million in the prior year due primarily to the increase in debt borrowings to finance the CentroStampa acquisition. Also contributing to the increase was the impact of higher interest rates and higher interest expense related to the present value adjustments of various lease and other liabilities.

•

The Company’s effective tax rate was 32% for the six months ended September 30, 2010 compared to 29% in the same period of the prior year due primarily to an increase in income in higher tax jurisdictions. The Company expects its annual effective tax rate to be approximately 31% in fiscal year 2011.

•

Diluted EPS increased 23% to $0.74 cents per diluted share from $0.60 cents. Excluding the impacts of the special charges noted below, adjusted diluted EPS increased 43% to $0.90 cents per diluted share from $0.63 cents. Adjusted net income increased 49% to $11.6 million compared to $7.8 million in the prior year.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the six months ending September 30, 2010 and 2009. For a reconciliation of adjustments made to Gross Profit, SG&A expenses and Operating Income between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Six Months Ended
	9/30/10 (in thousands)	EPS	9/30/09 (in thousands)	EPS
Net Income and Diluted EPS, as reported	$9,497	$0.74	$7,417	$0.60

Severance and Accelerated Stock Compensation Expense, Net of Tax	1,138	0.09	96	0.01

Acquisition Expense, Net of Tax	668	0.05	88	0.01

Inventory Purchase Accounting Charge, Net of Tax	289	0.02	—	—

Facility Closure Expense, Net of Tax	—	—	186	0.01

Adjusted Net Income and Diluted EPS (Non-GAAP)	$11,592	$0.90	$7,787	$0.63

“We are delighted to welcome French wine label specialist Monroe Etiquette to the Multi-Color group starting October 1, 2010. We look forward to growing our market share in the largest bottled wine market in the world. China also represents a large and fast growing consumer products market and we are pleased to start our operation there in the New Year. These activities reinforce our consistent strategy to grow in our core market segments of home & personal care, food & beverage and wine & spirit,” Vinecombe said.

Fiscal Year 2011 Second Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on November 4, 2010 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-680-0893 (code 90623863) or for international access, please call 1-617-213-4859 (code 90623863) by 10:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on November 4, 2010 until midnight (ET) on November 11, 2010, by calling 1-888-286-8010 (code 79494386) if domestic or for international access, please call 1-617-801-6888 (code 79494386). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://cossprereg.btci.com/prereg/key.process?key=PHT7UEDLH (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand and South Africa with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 1,500 associates across 15 operations globally and is a public company trading on the NASDAQ Global Select Market Exchange (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

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Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Six Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Revenues	$90,624	$71,963	$164,770	$141,621
Cost of Goods Sold	72,221	59,142	131,379	115,845

Gross Profit	18,403	12,821	33,391	25,776
Gross Margin	20%	18%	20%	18%
Selling, General & Administrative	7,953	6,697	16,333	12,977

Operating Income	10,450	6,124	17,058	12,799

Other (Income) Expense	(39)	(44)	(83)	(180)
Interest Expense	2,048	1,257	3,256	2,486

Income before Taxes	8,441	4,911	13,885	10,493
Provision for Taxes	2,689	1,479	4,388	3,076

Net Income	$5,752	$3,432	$9,497	$7,417

Basic Earnings Per Share	$0.44	$0.28	$0.75	$0.61
Diluted Earnings Per Share	$0.43	$0.28	$0.74	$0.60

Basic Shares Outstanding	13,217	12,202	12,733	12,201
Diluted Shares Outstanding	13,337	12,359	12,837	12,328

	Selected Balance Sheet Information (in 000’s) Unaudited
	September 30, 2010	March 31, 2010
Current Assets	$94,943	$63,881
Total Assets	$384,728	$285,342
Current Liabilities	$60,971	$43,947
Total Liabilities	$211,709	$138,714
Stockholders’ Equity	$173,019	$146,628
Total Debt	$130,056	$85,643

Certain prior year amounts have been reclassified to conform to current year reporting.

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and meaningful year-over-year comparisons of the Company’s financial results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The following tables show adjustments made to Gross Profit, Operating Income and SG&A expenses between reported GAAP and Non-GAAP results for the three months and six months ended September 30, 2010 and 2009:

	Three Months Ended		Six Months Ended
	9/30/10 (in thousands)	9/30/09 (in thousands)	9/30/10 (in thousands)	9/30/09 (in thousands)
Gross Profit, as reported	$18,403	$12,821	$33,391	$25,776

Inventory Purchase Accounting Charge	424	—	424	—

Adjusted Gross Profit (Non-GAAP)	$18,827	$12,821	$33,815	$25,776

Adjusted Gross Profit (Non-GAAP) as a % of Revenues	20.8%	17.8%	20.5%	18.2%

	Three Months Ended		Six Months Ended
	9/30/10 (in thousands)	9/30/09 (in thousands)	9/30/10 (in thousands)	9/30/09 (in thousands)
Operating Income, as reported	$10,450	$6,124	$17,058	$12,799

Severance and Accelerated Stock Compensation Expense	388	—	1,658	135

Acquisition Expense	440	126	975	126

Inventory Purchase Accounting Charge	424	—	424	—

Facility Closure Expense	—	37	—	261

Adjusted Operating Income (Non-GAAP)	$11,702	$6,287	$20,115	$13,321

Adjusted Operating Income (Non-GAAP) as a % of Revenues	12.9%	8.7%	12.2%	9.4%

	Three Months Ended		Six Months Ended
	9/30/10 (in thousands)	9/30/09 (in thousands)	9/30/10 (in thousands)	9/30/09 (in thousands)
SG&A Expenses, as reported	$7,953	$6,697	$16,333	$12,977

Severance and Accelerated Stock Compensation Expense	388	—	1,658	135

Acquisition Expense	440	126	975	126

Facility Closure Expense	—	37	—	261

Adjusted SG&A Expenses (Non-GAAP)	$7,125	$6,534	$13,700	$12,455

Adjusted SG&A Expenses (Non-GAAP) as a % of Revenues	7.9%	9.1%	8.3%	8.8%

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311